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                                                                   EXHIBIT 10.38

                              AGREEMENT AND RELEASE

                  WHEREAS, the parties to this Agreement and Release, STAFF BUILDERS, INC., a New York Corporation ("STAFF BUILDERS" or the "CORPORATION") and CYNTHIA NYE, an individual who resides at 1 Prospect Rd., Centerport, New York 11721 ("NYE") wish to terminate the Employment Agreement between the parties, annexed hereto as Exhibit A; and

                  WHEREAS, for good and valuable consideration and other adequate considerations between the parties; and

                  WHEREAS, each party to this Agreement and Release, Staff Builders and NYE have consulted with legal counsel;

                  NOW THEREFORE, the parties hereby agree as follows:

                  1. Termination.

                  NYE's employment with Staff Builders as Sr. Vice President - Corporate Support Services is terminated effective December 31, 1998, and except as provided herein and except for the terms of the Employment Agreement that survive its termination, the Employment Agreement executed as of October 1, 1997 shall be terminated.

                  2. Salary.

                  a. Staff Builders will pay to NYE 14 months salary in weekly increments at the rate required by her Employment Agreement for said period. See Exhibit A, paragraph 4:


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                  January 1, 1999 - February 28, 2000 NYE will receive Thirteen
Thousand Two Hundred Eighty Four Dollars and Sixty Eight Cents ($13,284.68) per month on the first day of each month. [To be paid in weekly increments.]

                  b. If NYE has not received any income from any other source, including any consulting revenue, or otherwise secured alternative employment by February 28, 2000, Staff Builders will pay to NYE an additional two months salary at the following rate:

                  March 1, 2000 - April 30, 2000 NYE will receive Thirteen Thousand Two Hundred Eighty Four Dollars and Sixty Eight Cents ($13,284.68) per month, paid in weekly increments.

                  2(c) NYE agrees that during the term hereof, she will provide consulting services as requested by Staff Builders representatives.

                  3. Medical Benefits.

                  Staff Builders will continue to provide medical benefits to NYE during the entire duration of this Agreement as provided for in her Employment Agreement on the terms and conditions as such benefits are offered presently.

                  4. Paid Vacation.

                  NYE shall be paid all accrued vacation through December 31, 1998 in one lump sum at the time this Agreement is executed.


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                  5. Non-Discrimination.

                  NYE understands that there are various state and federal laws that prohibit employment discrimination on the basis of age, race, sex, religion, national origin, marital status and disability and that these laws are enforced by the courts and various government agencies. By signing this Agreement and Release, NYE intends to give up any rights she may have under these laws or any other laws with respect to her employment or the termination of her employment with or by STAFF BUILDERS and acknowledges that STAFF BUILDERS has not (a) discriminated against her; (b) breached any express or implied contract with her; or (c) otherwise acted unlawfully towards her.

                  6. Release.

                  a. As a material inducement to the parties to enter into this Agreement and Release, NYE covenants not to sue and hereby irrevocably and unconditionally releases, acquits and forever discharges STAFF BUILDERS, and all other affiliated, subsidiary or related organizations, parents, companies or divisions, and their respective present, former or future officers, directors, shareholders, agents, employees, representatives, consultants, attorneys, successors, and assigns, and all STAFF BUILDERS' employee benefit plans and the current and former Trustees of all of them (collectively the "Releasees"), of and from any claim, right, demand, charge, complaint, action, cause of action, obligation, or liability of any and every kind based on any federal, state, or local law, statute or regulation, whether known or unknown, suspected or unsuspected, fixed or contingent, whether in tort or in contract or by statute, which arises or results from any event, action or inaction occurring prior to the execution of this


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Agreement and Release, as well as any and all claims arising out of or relating to any alleged tortious, wrongful, discriminatory, defamatory, improper or unlawful act or omission of STAFF BUILDERS, including without limitation, claims alleging a violation of the Age Discrimination In Employment Action of 1967, as amended 29 U.S.C. Section 621 et seq. The Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., which arose prior to the execution of this Agreement and Release, or which might exist under the qui tam provisions of the False Claims Act, 31 U.S.C. Section 3730. NYE represents that she has received complete satisfaction of any and all claims, whether known, suspected or unknown, that she may have or have had against any of the Releasees as of the date of this Agreement and Release, and she hereby waives any and all relief for such claims not explicitly provided for herein.

                  b. NYE affirms that she is not aware of any outstanding administrative or judicial claims, charges, lawsuits or proceedings of any kind against any of the Releasees to which she is a party or which were filed on her behalf, and promises not to commence any proceeding or action against STAFF BUILDERS except to enforce this Agreement and Release. NYE further agrees not only to release and discharge the Releasees of and from any and all claims which she could make on her own behalf, but also those which may have been or may be made by any other person or organization on her behalf as of the date of this Agreement and Release.


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                  7. Surrender of Stock Options.

                  a. NYE hereby agrees to surrender any and all Stock Options of STAFF BUILDERS, Inc. (Delaware) ("SBD") granted to her pursuant to the 1983 Incentive Stock Option Plan, the 1986 Non-Qualified Stock Option Plan, the 1993 Stock Option Plan and the 1994 Performance-Based Stock Option Plan (as more particularly described in Exhibit B), or otherwise, including any options which are vested as of the date hereof, within 90 days of this Agreement. Within the 90 day period, NYE may exercise any such options.

                  8. Confidentiality.

                  a. NYE acknowledges that as a result of her employment by STAFF BUILDERS, she has had access to confidential, proprietary business information belonging to STAFF BUILDERS, as those terms are defined in paragraph 7 of the Employment Agreement, and hereby agrees not us use or disclose of any such information personally or for the benefit of Others. NYE also agrees (1) not to disclose to anyone any such confidential and proprietary information; and
(2) to comply with any and all provisions of her Employment Agreement that, by their terms, survive the termination of her employment. On the date she signs this agreement and Release, NYE further promises and agrees to return to STAFF BUILDERS any and all documents or diskettes now in her possession which she received, sent, generated or had access to in the course of her employment by STAFF BUILDERS, together with any and all property of STAFF BUILDERS she has in her possession.


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                  b. She will not disclose, either directly or indirectly, in any manner whatsoever, any specific information, fact or opinion of any kind regarding the terms of this Agreement and Release, to any person or organization, including, but not limited to, members of the press and media, present and former officers, employees (except with respect to certain restrictions upon her concerning future solicitation of Staff Builders' employees) and agents of the Releasees, and other members of the public, except to her husband, accountants, lawyers or as otherwise directed by law, whom shall be bound by this paragraph to the same extent as NYE and whose violation of this paragraph shall be deemed to constitute a violation by NYE as if she, herself had personally violated this paragraph. NYE shall specifically advise her husband, that he must comply with this paragraph and shall specifically advise him that a violation by her or him of this paragraph shall be deemed to be a violation by NYE.

                  9. Forfeiture.

                  If in violation of paragraphs 5, 6 or 7 above, NYE files or causes to be filed a claim, charge or lawsuit against any of the Releasees with any governmental agency, court or other forum concerning, in whole or in part, any event occurring as of or prior to the date of this Agreement and Release or any claim that has been released herein, or in the event NYE violates the provisions contained in paragraphs 9 or 10 herein, NYE agrees to forego any claim to any additional monies or benefits she might otherwise have a claim to receive pursuant to this Agreement and Release or otherwise. NYE further agrees that the release set forth in paragraphs 5, 6 and 7 remains in full force and effect, and that the balance of this Agreement and Release provides adequate consideration for such Release.


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                  10. Professional References and Non-Disparagement.

                  a. Staff Builders will provide positive professional references for NYE including her dates of service, position held and duties and responsibilities. Staff Builders will not provide any negative references to any inquiries by NYE's potential employers nor will Staff Builders fail to respond to inquiries by NYE's potential employers; and

                  b. NYE agrees that subsequent to the date of this Agreement and Release she shall make no verbal or written statements of any kind regarding Staff Builders or the Releasees to any person or organization, including, but not limited to, members of the press and media, present and former officers, employees and agents of Staff Builders, and other members of the public, which denigrate, disparage or defame any of the Releasees, their services, capabilities or reputations.

                  11. Removal of Non-Compete Clause.

                  By mutual consent paragraph 7(b) of Exhibit A entitled "Confidentiality Obligations: Non-Competition by Executive" is null and void and without legal effect. All remaining subsections of said paragraph 7 shall remain in full force and effect.

                  12. Non-Waiver.

                  The waiver by any party of a breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any Party.


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                  13. Entire Agreement.

                  This Agreement and Release and the exhibits attached hereto contain the full agreement between NYE and STAFF BUILDERS, and may not be modified, altered or changed except upon the express prior written consent of both NYE and STAFF BUILDERS.

                  14. Consultation with Legal Counsel.

                  NYE affirms that she has been given at least 21 days to consider this Agreement and Release and that she has voluntarily chosen not to wait 21 days to execute this Agreement and Release. Her choice to execute this Agreement and Release was knowing and voluntary and made after consultation with her counsel. NYE understands that she may revoke her agreement hereto by so notifying STAFF BUILDERS' General Counsel in writing within seven (7) days after she signs this Agreement and Release.

                  15. New York Law/Jurisdiction.

                  This Agreement and Release shall be construed in accordance with the laws of the State of New York. Any action or proceeding relating to or arising from this Agreement and Release or any other dispute between the parties hereto shall be brought solely in the Supreme Court of the State of New York, Nassau County. NYE hereby consents to personal jurisdiction and venue in New York State Supreme Court, County of Nassau any such action or proceeding. The parties expressly waive their right to trial by jury in any action or proceeding against the other and consent to trial before a judge.


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                  16. Construction.

                  This Agreement and Release is the product of negotiation and mutual discussion. The rule of construction that an agreement may be construed against its drafter shall not apply in any action or proceeding arising from or based, in whole or in part, on this Agreement and Release.

                  17. Severability.

                  The invalidity or unenforceability of any provision of this Agreement and Release shall in no way affect the validity or enforceability of any other provision, or any part thereof.

                  IN WITNESS WHEREOF, Staff Builders and NYE have executed this Agreement and Release as of this 24th day of December, 1998.


Cynthia Nye                            David Savitsky
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CYNTHIA NYE                            STAFF BUILDERS


                                       By: David Savitsky

                                       Title: Executive Vice President


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